Exhibit 10.2

CALYXT, INC.

2021 EXECUTIVE SEVERANCE PLAN

ARTICLE 1
Introduction

1.1.Purpose. The purpose of the Plan is to ensure that the Company will have the continued dedication of its key management employees by providing uniform and consistent severance protection to selected individuals. The Plan is intended to be an unfunded welfare plan maintained primarily for the purpose of providing severance benefits to a select group of key management employees.

1.2.Effective Date. This Plan became effective on March 12, 2021 (the “Effective Date”).  This Plan shall be effective from and after Effective Date and shall continue in effect until amended or terminated as provided in Section 8.4.

ARTICLE 2
Definitions and Construction

2.1.Definitions. Unless otherwise defined herein, capitalized terms used in the Plan shall have the following meanings.

(a)“Administrator” means the Compensation Committee.

(b)“Benefits Coverage Period” means, unless a different period (not to exceed 36 months) is approved by the Compensation Committee and reflected in the Participant’s Participation Agreement: (i) for the Chief Executive Officer, Chief Financial Officer, Chief Legal Officer/General Counsel of Calyxt and any other chief executive, 12 months; and (ii) for Senior Vice Presidents and Vice Presidents of Calyxt or other Participants, 6 months; in each case, beginning on the date of the Participant’s Qualifying Termination.

(c)“Board” means the Board of Directors of Calyxt.

(d)“Calyxt” means Calyxt, Inc., a Delaware corporation, and any successor.

(e)“Calyxt Employee Agreement” means the form of Offer Letter Agreement between the Company and an employee of the Company and/or the form of Non-Disclosure, Assignment of Inventions, Non-Solicit, Non-Compete Agreement between the Company and an employee of the Company and/or other similar agreement containing restrictive covenants between the Company and an employee of the Company.

(f)“Cause” means, with respect to a Participant, the occurrence of any of the following events, as reasonably determined by the Administrator in its discretion: (i) the Participant’s willful failure to perform his or her duties and responsibilities to the Company or the Participant’s violation of any written Company policy; (ii) the Participant’s commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in injury to the Company; (iii) the Participant’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom the Participant owes an obligation of nondisclosure as a result of his or her relationship with the Company; or (iv) the Participant’s material breach of any of his or her obligations under any written agreement or covenant with the Company (including the Calyxt Employee Agreement).

Exhibit 10.2

(g)“Change in Control” means the occurrence of any of the following events, as reasonably determined by the Administrator in its discretion: (i) a sale, transfer or disposition of all or substantially all of the Company’s assets other than to (A) a corporation or other entity of which at least a majority of its combined voting power is owned directly or indirectly by the Company, (B) a corporation or other entity owned directly or indirectly by the holders of capital stock of the Company in substantially the same proportions as their ownership of Common Stock of the Company, or (C) an Excluded Entity (as defined herein); (ii) any merger, consolidation or other business combination transaction of the Company with or into another corporation, entity or person, other than a transaction with or into another corporation, entity or person in which the holders of at least a majority of the shares of voting capital stock of the Company outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding in the continuing entity or by their being converted into shares of voting capital stock of the surviving entity) a majority of the total voting power represented by the shares of voting capital stock of the Company (or the surviving entity) outstanding immediately after such transaction (an “Excluded Entity”); or (iii) any direct or indirect purchase or other acquisition by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), other than a Parent as of the Effective Date or another Entity that is controlled by such Parent, of more than fifty percent (50%) of the total outstanding equity interests in or voting securities of the Company, excluding any transaction that is determined by the Board in its reasonable discretion to be a bona fide capital raising transaction.

(h)“Change-in-Control Period” means a period of 27 months beginning three months before the effective date of a Change in Control.

(i)“Claim Reviewer” means a person or entity designated in writing by the Administrator as the Claim Reviewer for this Plan, or if no such person or entity has been designated, Calyxt’s General Counsel.

(j)“Code” means the Internal Revenue Code of 1986, as amended.

(k)“Company” means Calyxt and any Subsidiary.

(l)“Compensation Committee” means the Compensation Committee of the Board.

(m)“Disability” means “disability” within the meaning of Section 22(e)(3) of the Code as determined by the Administrator in its discretion.

(n)“Eligible Employee” means any employee of the Company who is designated by the Compensation Committee to be eligible to participate in the Plan and who has entered into a Calyxt Employee Agreement.

(o)“Entity” means a corporation, partnership, limited liability company or other entity.

(p)“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(q)“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

(r)“Good Reason” means the existence or occurrence of one or more of the following conditions or events without the Participant’s prior written consent: (i) the Company (or its successor) requires the Participant to relocate to a facility or location more than fifty (50) miles

Exhibit 10.2

away from the location at which the Participant was working immediately prior to the required relocation, except for required travel by the Participant on the Company’s business to an extent substantially consistent with the Participant’s business travel obligations prior to the relocation; (ii) a material reduction of the Participant’s base salary or target bonus opportunity (other than as part of an across-the-board, proportional salary reduction applicable to all executive officers); (iii) a sustained and material reduction in the Participant’s job title or responsibilities, it being agreed that “Good Reason” shall not exist solely because the Company reorganizes one or more units of its business, its functional organization, or its reporting relationships; or (iv) a material breach by the Company of any term of the Participant’s employment agreement with the Company or of the Participant’s other agreements with the Company; provided, however, that, in each case under sub-clauses (i) to (iv) above, any termination of employment by the Participant will be for “Good Reason” only if: (A) the Participant gives the Company written notice, within ninety (90) days following the first occurrence of the condition(s) that the Participant believes constitute(s) “Good Reason,” which notice shall describe such condition(s); (B) the Company fails to remedy such condition(s) within thirty (30) days following receipt of the written notice (such 30-day period, the “Company Cure Period”); and (C) the Participant voluntarily terminates the Participant’s employment with the Company within sixty (60) days following the end of the Company Cure Period.

(s)“Parent” means any Entity (other than Calyxt) in an unbroken chain of Entities above Calyxt and ending with Calyxt if each of Entity (other than Calyxt) owns stock or other equity possessing fifty percent (50%) or more of the total combined voting power of all classes of stock or equity in one of the other Entities in such chain.

(t)“Participant” means an Eligible Employee who participates in the Plan under Article 3.

(u)“Participation Agreement” has the meaning provided in Section 3.2.

(v)“Plan” means the Calyxt, Inc. 2021 Executive Severance Plan as set forth in this document.

(w)“Qualifying Termination” means termination of a Participant’s employment with the Company (i) by the Participant for Good Reason or (ii) by the Company for any reason other than for Cause or other than the Participant’s death or Disability.

(x)“Section 409A” means Section 409A of the Code.

(y)“Severance Benefit” has the meaning provided in Section 4.1.

(z)“Severance Coverage Period” means, unless a different period (not to exceed 36 months) is approved by the Compensation Committee and reflected in the Participant’s Participation Agreement: (i) for the Chief Executive Officer, Chief Financial Officer, Chief Legal Officer/General Counsel of Calyxt and any other chief executive, 12 months; and (ii) for Senior Vice Presidents and Vice Presidents of Calyxt or other Participants, 6 months; in each case, beginning on the date of the Participant’s Qualifying Termination.

(aa)“Subsidiary” means any Entity (other than Calyxt) in an unbroken chain of Entities beginning with Calyxt if each Entity other than the last Entity in the unbroken chain owns stock or other equity possessing fifty percent (50%) or more of the total combined voting power of all classes of stock or equity in one of the other Entities in such chain.

Exhibit 10.2

2.2.Gender and Number. Words used in the masculine gender in the Plan are intended to include the feminine and neuter genders, where appropriate. Words used in the singular form in the Plan are intended to include the plural form, where appropriate, and vice versa.

2.3.Section 409A. Payments under the Plan are intended to be exempt from, or comply with, Section 409A, and the Plan will be interpreted to achieve this result. However, in no event is the Company responsible for any tax or penalty owed by a Participant with respect to the payments under the Plan.

ARTICLE 3
Participation

3.1.Generally. An Eligible Employee participates in the Plan and becomes a Participant upon the date on which the Company and such Eligible Employee execute a Participation Agreement in accordance with Section 3.2.

3.2.Participation Agreement Required. No employee will be eligible to receive a benefit under the Plan unless the employee and the Company execute a Participation Agreement substantially in the form attached as Exhibit A to the Plan (or another form approved by the Administrator) (the “Participation Agreement”). The executed Participation Agreement will constitute an agreement between the Company and the employee that binds both of them to the terms of the Plan and will bind their respective heirs, executors, administrators, successors, and assigns, both present and future.

3.3.Plan Supersedes; No Duplication of Benefits. The Plan, along with the Participant’s Participation Agreement, constitute the complete and entire statement regarding severance and change in control benefits for which the Participant is eligible and supersedes any and all previous agreements, including but not limited to any Calyxt Employee Agreement, with the Participant as to the severance and change in control provisions thereof and supersedes any other plan, policy, custom or practice of Calyxt providing severance benefits to Eligible Employees. Notwithstanding anything herein to the contrary, in no event shall an employee of the Company be a Participant in the Plan and a participant in any other severance or change in control benefit plan or program, including the Calyxt, Inc. 2020 Non-Executive Severance Plan.

ARTICLE 4
Severance Benefits

4.1.Severance Benefits. A Participant who has a Qualifying Termination is entitled to a “Severance Benefit” in the amount described in Section 4.1(a), unless otherwise specified in the Participant’s Participation Agreement. The Severance Benefit shall be paid in the time and form specified in Section 4.2(b) and shall be conditioned upon the Participant’s timely execution of a release as provided in Article 6.

(a)Cash Amount.

(i)Base Salary. The Participant’s Severance Benefit includes an amount equal to the Participant’s base salary, at the rate in effect immediately prior to the Participant’s Qualifying Termination, for the Participant’s Severance Coverage Period. Notwithstanding the foregoing, in the event the Participant experienced a material reduction in base salary prior to his or her Qualifying Termination that would give rise to a Good Reason, then the base salary rate used in the preceding sentence shall, if greater, be the rate in effect immediately prior to such material reduction in base salary.

Exhibit 10.2

(ii)Bonus Award. The Participant’s Severance Benefit includes an amount equal to the product of (A) the Participant’s target incentive under the Company’s annual cash incentive plan for the year in which the Qualifying Termination occurs, and (B) a fraction the numerator of which is the number of days elapsed in such year as of the date of the Qualifying Termination and the denominator of which is the number of days in the year.  To the extent not paid by the Company to the Participant on or before the date of the Qualifying Termination, the Participant shall also be entitled as a Severance Benefit to any amounts that were otherwise earned under the Company’s annual cash incentive plan for the year prior to the year in which the Qualifying Termination occurs based upon actual performance for such prior year.

(b)Time and Form of Payment. If a Participant is entitled to a Severance Benefit, the Severance Benefit will be paid as follows, unless otherwise specified in the Participation Agreement:

(i)In General. Except as otherwise provided in paragraphs (ii) and (iii), below, the Participant’s Severance Benefit will be paid in substantially equal installments over the Severance Coverage Period and in accordance with the Company’s payroll practices. Each such installment shall be considered a separate payment for purposes of Section 409A.

(ii)Change-in-Control Period. If a Participant’s Qualifying Termination occurs during a Change-in-Control Period after the applicable Change in Control, such Participant’s Severance Benefit will be paid in a lump sum on or before the 60th day following the Participant’s Qualifying Termination date.

(iii)Time of Payment under Section 409A. To comply with Section 409A (A) any payment under the Plan that is subject to Section 409A and that is contingent on a termination of employment is contingent on a “separation from service” within the meaning of Section 409A and (B) if, upon separation from service, the Participant is a “specified employee” within the meaning of Section 409A, any payment under the Plan that is subject to Section 409A and would otherwise be paid within six months after the Participant’s separation from service will instead be paid in the seventh month following the Participant’s separation from service.

4.2.Medical and Dental Benefits. If the Participant has a Qualifying Termination and timely executes a release as provided in Article 6, the Company will provide the Participant with an additional payment as follows, unless otherwise specified in the Participant’s Participation Agreement:

(a)Amount. The Company will pay a lump sum equal to the total monthly premiums for medical and dental coverage under COBRA at the time of the Participant’s Qualifying Termination, based on the Participant’s medical and dental coverage in effect immediately prior to the Qualifying Termination, multiplied by the number of months in the Benefits Coverage Period.

(b)Time of Payment. Any lump sum paid under this Section 4.2 shall be paid on or before the 60th day following the Participant’s Qualifying Termination, and such lump sum shall be considered a separate payment for purposes of Section 409A. For purposes of Section 409A, payments under this Article 4 are each a separate payment.

Exhibit 10.2

4.3.Equity Awards.

(a)In General. Upon a Participant’s Qualifying Termination that does not occur within a Change-in-Control Period, each Company stock option award held by the Participant shall be exercisable as to the vested portion for a period of 90 days following the Participant’s Qualifying Termination or the stated expiration date of such stock option, whichever is earlier.

(b)Change-in-Control Period. Upon a Participant’s Qualifying Termination that occurs within a Change-in-Control Period, (1) all of the time-based vesting conditions applicable to the Company equity or equity-based awards held by the Participant will lapse such that such awards will become vested or vested and exercisable in full, and (2) all performance-based vesting conditions applicable to such awards will be deemed satisfied at a level reasonably determined by the Administrator based on actual performance as of the date of the Qualifying Termination (unless otherwise specified in the Participant’s Participation Agreement). If a Participant incurs a Qualifying Termination before a Change in Control, the Participant’s unvested Company equity or equity-based awards will remain outstanding for 90 days or such other period of time as the Administrator in its sole discretion concludes is required to determine whether the Participant will become entitled to the acceleration provided by this Section 4.3(b) as a result of a Change in Control that occurs after the Participant’s Qualifying Termination; provided, however, that if it is ultimately determined that such Participant’s Qualifying Termination did not occur during a Change-in-Control Period, the Participant will not be entitled to any additional vesting as a result of this Section 4.3(b).

(c)Settlement. Any portion of a Company equity or equity-based award (other than a stock right that is exempt from Section 409A under Treas. Reg. § 1.409A-1(b)(5)) that becomes fully vested due to the provisions of Section 4.3(b) will be immediately settled to the extent that such award constitutes a short-term deferral exempt from application of Section 409A (i.e., to the extent that the award is not a “deferred payment” within the meaning of Treas. Reg. § 1.409A-1(b)(4)).

4.4.Sections 280G and 4999 of the Code.

(a)Limitation on Amounts. Notwithstanding any provision of the Plan to the contrary, if it is determined by the Administrator that part or all of the compensation and benefits payable to a Participant (whether pursuant to the terms of the Plan or otherwise) before application of this Section 4.4 would constitute “parachute payments” under Section 280G of the Code, and the payment thereof would cause the Participant to incur the excise tax under Section 4999 of the Code (or its successor) (“Excise Tax”), the following provisions shall apply:

(i)The Participant shall receive payment of the greater of the following amounts, determined after subtracting the net amount of federal, state and local income taxes on such payments and the amount of Excise Tax to which the Participant would be subject in respect of such payments and after taking into account the phase-out of itemized deductions and personal exemptions attributable to such payments: (A) the amounts otherwise payable to or for the benefit of the Participant pursuant to the Plan (or otherwise) that, but for this Section 4.4 would be “parachute payments,” (referred to below as the “Total Payments”), and (B) the Total Payments reduced to an amount equal to three times the “base amount” (as defined under Section 280G of the Code) less $1, as reasonably determined by the Consultant (as defined below).

Exhibit 10.2

(ii)If the Total Payments are reduced under paragraph (i), above, such reductions shall be made by the Company in its reasonable discretion in the following order: (A) reduction of any cash payment, excluding any cash payment with respect to the acceleration of equity awards, that is otherwise payable to the Participant that is exempt from Section 409A of the Code, (B) reduction of any other payments or benefits (other than equity awards) otherwise payable to the Participant on a pro-rata basis or such other manner that complies with Section 409A of the Code, (C) reduction of any payment with respect to the acceleration of equity awards that is otherwise payable to the Participant that is exempt from Section 409A of the Code, and (D) reduction of any payment, on a pro rata basis, with respect to the acceleration of equity awards that is otherwise payable to the Participant that is subject to Section 409A of the Code.

(iii)All determinations under this Section 4.4 shall be made by a nationally recognized accountant, executive compensation consultant, or law firm appointed by the Company (the “Consultant”) on the basis of “substantial authority” (within the meaning of Section 6662 of the Code). The Consultant’s fee shall be paid by the Company. The Consultant shall provide a report to the Participant that may be used by the Participant to file the Participant’s federal tax returns.

(b)In the event that there is a final determination by the Internal Revenue Service, or a final determination by a court of competent jurisdiction, that the Company made an overpayment under this Article 4 after giving effect to Section 4.4 (each, an “Overpayment”), any such Overpayment shall be repaid by the Participant to the Company together with interest at the prime rate of interest in effect on the date of such Overpayment; provided, however, that no amount shall be payable by the Participant to the Company if and to the extent such payment would not reduce the amount that is subject to taxation under Section 4999 of the Code.

ARTICLE 5
Covenants

5.1.Generally. In consideration for the benefits provided under the Plan, each Participant agrees to the covenants set forth in this Article 5. The covenants of this Article 5 are in addition to Participant’s obligations under the Calyxt Employee Agreement.

5.2.Nondisparagement. The Participant will at no time engage in any activity or make any statement that may disparage or reflect negatively on the Company or the business, actions, performance or behavior of the Company or its officers, directors, employees and agents; provided that nothing herein shall prohibit the Participant from providing truthful information in response to a subpoena or other legal process rebutting false or misleading statements regarding the Participant.

5.3.Cooperation. The Participant will cooperate with the Company in order to ensure an orderly transfer of his or her duties and responsibilities. In addition, the Participant will following termination of employment, (a) reasonably cooperate with the Company in any internal investigation, any administrative, regulatory, or judicial proceeding or any dispute with a third party related to (or any appeal from any action or proceeding) that relates to events occurring during the Participant’s employment hereunder, provided that such cooperation does not materially interfere with the Participant’s then current employment, and (b) cooperate with the Company in executing and delivering documents requested by the Company, and taking any other actions, that are necessary or requested by the Company to assist the Company in patenting, copyrighting, or registering any ideas, inventions, discoveries,

Exhibit 10.2

patented or copyrighted material, or trademarks, and to vest title thereto in the Company. For the purposes of Section 5.3(a), my cooperation may include, but not be limited to, the Participant making himself or herself reasonably available to the Company upon reasonable notice for interviews and factual investigations; appearing at the Company’s reasonable request to give testimony without requiring service of a subpoena or other legal process; volunteering to the Company pertinent information; and turning over to the Company all relevant documents which are or may come into the Participant’s possession all at times and on schedules that are reasonably consistent with Participant’s other permitted activities and commitments. The Company shall reimburse the Participant for reasonable expenses incurred in connection with such cooperation.

5.4.Recoupment. If the Participant breaches any of the covenants set forth in this Article 5 or under the Calyxt Employee Agreement, the Company will have no further obligation to pay to the Participant any benefit under the Plan, and the Participant will be obligated to repay to the Company all benefits previously paid to, or on behalf of, the Participant under the Plan. Further, all benefits under the Plan are subject to any policies or procedures adopted by the Company or the Administrator relating to recoupment or “clawback” of benefits under the Plan, including to comply with Section 10D of the Exchange Act and any rules promulgated thereunder and any other regulatory regimes.

ARTICLE 6
Release

6.1.Generally. A Participant will not be entitled to any benefits under the Plan unless he or she executes and does not subsequently revoke or rescind within the time periods permitted under applicable law a general release of claims satisfactory to the Company releasing the Company, its affiliates, parent, subsidiaries, shareholders, directors, officers, employees, representatives, and agents and their successors and assigns from any and all claims the Participant or his or her successors and beneficiaries might then have against them (excluding any claims the Participant might then have under the Plan or any employee benefit plan sponsored by the Company). The release will be substantially similar in the form that is attached as Exhibit B to the Plan. The execution form of the release will be presented to the Participant no later than five days after the Participant’s Qualifying Termination.

6.2.Time Limit for Providing Release. A Participant will execute and submit the release to the Company within 30 days after the date of the Participant’s Qualifying Termination. However, if the Participant has a Qualifying Termination in connection with an exit incentive or other employment termination program offered to a group or class of employees, the Participant will have 50 days after the Participant terminates employment to execute and submit the release to the Company.  With respect to any payment under the Plan that is subject to Section 409A, if payment is otherwise due prior to the latest date on which the release may become irrevocable and the period between separation from service and such date spans two calendar years, payment shall be made in the second of those two years.

ARTICLE 7
Nature of Participant’s Interest in the Plan

7.1.No Right to Assets. Participation in the Plan does not create, in favor of any Participant, any right or lien in or against any asset of the Company. Nothing contained in the Plan, and no action taken under its provisions, will create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company and a Participant or any other person. The Company’s promise to pay benefits under the Plan will at all times remain unfunded as to each Participant, whose rights under the Plan are limited to those of a general and unsecured creditor of the Company.

Exhibit 10.2

7.2.No Right to Transfer Interest. Rights to benefits payable under the Plan are not subject in any manner to alienation, sale, transfer, assignment, pledge, or encumbrance. However, the Administrator may recognize the right of an alternate payee named in a domestic relations order to receive all or part of a Participant’s benefits under the Plan, but only if (a) the domestic relations order would be a “qualified domestic relations order” within the meaning of Section 414(p) of the Code (if Section 414(p) applied to the Plan), (b) the domestic relations order does not attempt to give the alternate payee any right to any asset of the Company, (c) the domestic relations order does not attempt to give the alternate payee any right to receive payments under the Plan at a time or in an amount that the Participant could not receive under the Plan, and (d) the amount of the Participant’s benefits under the Plan are reduced to reflect any payments made or due the alternate payee.

7.3.No Employment Rights. No provisions of the Plan and no action taken by the Company or the Administrator will give any person any right to be retained in the employ of the Company, and the Company specifically reserves the right and power to terminate the employment of any Participant for any reason or no reason and at any time.

7.4.Withholding and Tax Liabilities. All payments under the Plan will be subject to tax withholding or other withholding required or permitted by applicable law to the extent deemed necessary by the Administrator. The Participant will bear the cost of any taxes not withheld on benefits provided under the Plan, regardless of whether withholding is required.

ARTICLE 8
Administration, Interpretation, and Modification of Plan

8.1.Plan Administrator. The Administrator will administer the Plan.

8.2.Powers of the Administrator. The Administrator’s powers include, but are not limited to, the power to adopt rules consistent with the Plan; the power to decide all questions relating to the interpretation of the terms and provisions of the Plan; and the power to resolve all other questions arising under the Plan (including, without limitation, the power to remedy possible ambiguities, inconsistencies, or omissions by a general rule or particular decision). The Administrator has full discretionary authority to exercise each of the foregoing powers.

8.3.Death of Participant. If a Participant dies after having a Qualifying Termination, any payment of the Participant’s Severance Benefit or benefit under Section 4.2 remaining due to the Participant will be paid to the beneficiary (“Beneficiary”) designated by the Participant in writing to Company during his or her lifetime, or if no such Beneficiary is designated, to the Participant’s estate at the time such payment would otherwise be paid to the Participant but no later than 90 days after the Participant’s death. A Participant, without the consent of any prior Beneficiary, may change his or her designation of Beneficiary or Beneficiaries at any time or from time to time by a submitting to Company a new designation in writing.

8.4.Amendment, Suspension, and Termination. The Compensation Committee has the right to amend, suspend, or terminate the Plan at any time, subject to the terms of this Section 8.4. After a Change in Control, no amendment, suspension, or termination that reduces the benefits to which a Participant is entitled under the Plan will apply to an employee who, at the time the amendment is adopted, is then a Participant without his or her express written consent. Notwithstanding the foregoing, the Compensation Committee may amend the Plan at any time to the extent necessary to comply with Section 409A, provided that, to the extent possible, such amendment does not reduce the benefits of an employee who is then a Participant.

Exhibit 10.2

8.5.Power to Delegate Authority. The Administrator may, in its sole discretion, delegate to any person or persons all or part of its authority and responsibility under the Plan, including, without limitation, the authority to amend the Plan.

8.6.Headings. The headings used in this document are for convenience of reference only and may not be given any weight in interpreting any provision of the Plan.

8.7.Severability. If an arbitrator or court of competent jurisdiction determines that any term, provision, or portion of the Plan is void, illegal, or unenforceable, the other terms, provisions, and portions of the Plan will remain in full force and effect, and the terms, provisions, and portions that are determined to be void, illegal, or unenforceable will either be limited so that they will remain in effect to the extent permissible by law, or such arbitrator or court will substitute, to the extent enforceable, provisions similar thereto or other provisions, so as to provide to the Company, to the fullest extent permitted by applicable law, the benefits intended by the Plan.

8.8.Governing Law. The Plan will be construed, administered, and regulated in accordance with the laws of Minnesota (excluding any conflicts or choice of law rule or principle), except to the extent that those laws are preempted by federal law.

8.9.Complete Statement of Plan. The Plan contains a complete statement of its terms. The Plan may be amended, suspended, or terminated only in writing and then only as provided in Section 8.4 or 8.5. A Participant’s right to any benefit of a type provided under the Plan will be determined solely in accordance with the terms of the Plan. No other evidence, whether written or oral, will be taken into account in interpreting the provisions of the Plan. Notwithstanding the preceding provisions of this Section 8.9, for purposes of determining benefits with respect to a Participant, the Plan will be deemed to include (a) the provisions of any Participation Agreement executed in accordance with Section 3.2, and (b) the provisions of any other written agreement between the Company and the Participant to the extent such other agreement explicitly provides for the incorporation of some or all of its terms into the Plan.

ARTICLE 9
Claims and Appeals

9.1.Application of Claims and Appeals Procedures. If a Participant is not receiving, or believes that he or she is not receiving, the full amount of benefits under the Plan to which he or she is entitled, the Participant may file a claim under the provisions of this Article 9. However, to the extent that the Participant requests a determination of disability, the procedures for disability benefit claims set forth in Department of Labor Regulation § 2560.503-1 shall apply. No claim for non-payment or underpayment of benefits allegedly owed under the Plan may be filed in court until the claimant has exhausted the claims review procedures established in accordance with this Article 9.

9.2.Initial Claims.

(a)Any claim for benefits will be in writing (which may be electronic if permitted by the Administrator) and will be delivered to the Claim Reviewer.

(b)Each claim for benefits will be decided by the Claim Reviewer within a reasonable period of time, but not later than 90 days after such claim is received by the Claim Reviewer (without regard to whether the claim submission includes sufficient information to make a determination), unless the Claim Reviewer determines that special circumstances require an extension of time for

Exhibit 10.2

processing the claim. If the Claim Reviewer determines that an extension of time for processing is required, the Claim Reviewer will notify the claimant in writing before the end of the initial 90-day period of the circumstances requiring an extension of time and the date by which a decision is expected.

(c)If any claim is denied in whole or in part, the Claim Reviewer will provide to the claimant a written decision, issued by the end of the period prescribed by Section 9.2(b), that includes the following information:

(i)The specific reason or reasons for denial of the claim;

(ii)References to the specific Plan provisions upon which such denial is based;

(iii)A description of any additional material or information necessary to perfect the claim, and an explanation of why such material or information is necessary;

(iv)An explanation of the appeal procedures Plan’s and the applicable time limits; and

(v)A statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA, if his or her claim is denied upon review.

9.3.Appeals.

(a)If a claim for benefits is denied in whole or in part, the claimant may appeal the denial to the Claim Reviewer. Such appeal will be in writing (which may be electronic, if permitted by the Claim Reviewer), may include any written comments, documents, records, or other information relating to the claim for benefits, and will be delivered to the Claim Reviewer within 60 days after the claimant receives written notice that his or her claim has been denied.

(b)The Claim Reviewer will decide each appeal within a reasonable period of time, but not later than 60 days after such claim is received by the Claim Reviewer, unless the Claim Reviewer determines that special circumstances require an extension of time for processing the appeal.

(i)If the Claim Reviewer determines that an extension of time for processing is required, the Claim Reviewer will notify the claimant in writing before the end of the initial 60-day period of the circumstances requiring an extension of time and the date by which the Claim Reviewer expects to render a decision.

(ii)If an extension of time pursuant to paragraph (i), above, is due to the claimant’s failure to submit information necessary to decide the appeal, the period for deciding the appeal will be tolled from the date on which the notification of extension is sent to the claimant until the date on which the claimant responds to the request for additional information.

(c)In connection with any appeal, the claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to his or her claim for benefits. A document, record, or other information will be considered relevant to a claim for benefits if such document, record, or other information:

Exhibit 10.2

(i)Was relied upon in making the benefit determination;

(ii)Was submitted, considered, or generated in the course of making the benefit determination, without regard to whether such document, record, or other information was relied upon in making the benefit determination; or

(iii)Demonstrates compliance with processes and safeguards designed to ensure and to verify that the benefit determination was made in accordance with the terms of the Plan and that such terms of the Plan have been applied consistently with respect to similarly situated claimants.

(d)The Claim Reviewer review on appeal will take into account all comments, documents, records and other information submitted by the claimant, without regard to whether such information was considered in the initial benefit determination.

(e)If any appeal is denied in whole or in part, the Claim Reviewer will provide to the claimant a written decision, issued by the end of the period prescribed by Section 9.3(b), that includes the following information:

(i)The specific reason or reasons for the decision;

(ii)References to the specific Plan provisions upon which the decision is based;

(iii)An explanation of the claimant’s right to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to his or her claim for benefits (as determined pursuant to Section 9.3(c)); and

(iv)A statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA.

9.4.Other Rules and Rights Regarding Claims and Appeals. A claimant may authorize a representative to pursue any claim or appeal on his or her behalf. The Claim Reviewer may establish reasonable procedures for verifying that any representative has in fact been authorized to act on his or her behalf. Notwithstanding the deadlines prescribed by this Article 9, the Claim Reviewer and any claimant may agree to a longer period for deciding a claim or appeal or for filing an appeal, provided that the Claim Reviewer will not extend any deadline for filing an appeal unless imposition of the deadline prescribed by Section 9.3(a) would be unreasonable under the applicable circumstances.

9.5.Interpretation. The provisions of this Article 9 are intended to comply with Section 503 of ERISA and will be administered and interpreted in a manner consistent with such intent.

Exhibit 10.2

Exhibit A

Participation Agreement

Date:	[Date]
To:	[Executive]
From:	[Name], [Title]
Subject:	Calyxt, Inc. 2021 Executive Severance Plan Participation Agreement

I am pleased to advise that you have been designated as an “Eligible Employee” for the purposes of the Calyxt, Inc. 2021 Executive Severance Plan, as amended from time to time (the “Plan”), subject to your acceptance of this Participation Agreement and your execution and delivery of a Calyxt Employee Agreement in the form previously provided to you.

The Plan and this Participation Agreement constitute the complete and entire statement regarding severance and change in control benefits for which you are eligible and supersede any and all previous agreements as to the severance and change in control provisions thereof (including, in particular, that certain [offer letter agreement dated [__________]) and supersede any other plan, policy, custom or practice of Calyxt providing severance benefits to Eligible Employees.  In the event of conflict between the severance and change in control provisions of any prior agreement and the provisions of the Plan, the provisions of the Plan shall control, with no duplication in the amount of or types of payments or benefits to you in the event of a Qualifying Termination (as defined in the Plan).

A copy of the current Plan is enclosed.  As an Eligible Employee, you will be eligible to receive the severance benefits described in the Plan in the event you experience a Qualifying Termination as defined under the Plan.  [Notwithstanding anything to the contrary in the Plan, your Performance Stock Unit Award Agreement with a grant date of June 28, 2020 shall be governed by its terms and not by the Plan except that for the purposes of the Performance Stock Unit Award Agreement the terms “Cause” and “Good Reason” shall have the meanings set forth in the Plan.]

By signing below and in consideration of the opportunity to participate in the Plan, you agree to be bound by the terms of this Participation Agreement and the Plan, including the covenants set forth in Section 5 of the Plan. Your participation in the Plan does not confer any rights to continue in the employ of Calyxt or any of its affiliates.

Please countersign this Participation Agreement and return the original signature pages to me as soon as possible. If you have any questions please contact me or [name], [title].

Best regards,

[name]

[title]

A-1

Exhibit 10.2

I, [name], have read this Participant Agreement and the Calyxt, Inc. 2021 Executive Severance Plan and agree to their respective terms.

Signature	Date

Return to [name] [title] by [date].

A-2

Exhibit 10.2

EXHIBIT B

Release

In consideration of the Benefits (as defined below) provided and to be provided to me by Calyxt, Inc. (the “Company”) pursuant to the Calyxt, Inc. 2021 Executive Severance Plan (the “Plan”) and in connection with the termination of my employment, I agree to the following general release (the “Release”):

1.

On behalf of myself, my heirs, executors, administrators, successors, and assigns, I hereby fully and forever generally release and discharge the Company and its current, former and future parents, subsidiaries, affiliated companies, related entities, employee benefit plans, and, in such capacities, their fiduciaries, predecessors, successors, officers, directors, shareholders, agents, employees and assigns from any and all claims, causes of action, and liabilities up through the date of my execution of the Release whether known or unknown. The claims subject to this release include, but are not limited to, those relating to my employment with Calyxt (and/or its subsidiary or with any predecessor of Calyxt or its subsidiary) or the termination of such employment. All such claims (including related attorneys’ fees and costs) are barred without regard to whether those claims are based in law or equity, or arise under statute, contract, or tort. This expressly includes waiver and release of any rights and claims arising under any and all laws, rules, regulations, and ordinances, including, but not limited to: the Minnesota Human Rights Act, Title VII of the Civil Rights Act of 1964; the Older Workers Benefit Protection Act; the Americans With Disabilities Act; the Age Discrimination in Employment Act; the Fair Labor Standards Act; the National Labor Relations Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act of 1974; the Workers Adjustment and Retraining Notification Act; and the Equal Pay Act of 1963; in each case, as amended, and any similar law of any other state or governmental entity. The parties agree to apply Minnesota law in interpreting this Release.

This Release does not extend to, and has no effect upon, any benefits that have accrued or equity that has vested or is eligible for vesting post-employment, under any employee benefit or equity plan, program, policy or grant sponsored or maintained by the Company, or to my right to indemnification and reimbursement of expenses by the Company, and coverage under the Company’s director’s and officer’s insurance policy.

2.

In understanding the terms of the Release and my rights, I have been advised to consult with an attorney of my choice prior to executing the Release. I understand that nothing in the Release shall prohibit me from exercising legal rights that are, as a matter of law, not subject to waiver such as: (a) my rights under applicable workers’ compensation laws; (b) my right, if any, to seek unemployment benefits; (c) my right to file a charge or complaint with a government agency such as but not limited to the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor; or (d) making disclosures that are protected under the whistleblower provisions of state and federal law or regulation.

3.

I understand and agree that Calyxt will not provide me with the Benefits unless I execute the Release. I also understand that I have received or will receive, regardless of the execution of the Release, all wages owed to me, less applicable withholdings and deductions, earned through my termination date.

Exhibit 10.2

4.

As part of my existing and continuing obligations to the Company, I have returned to the Company all Company documents (and all copies thereof) and other Company property that I have had in my possession at any time, including but not limited to Company files, notes, drawings, records, business plans and forecasts, financial information, specification, computer-recorded information, tangible property (including, but not limited to, computers, laptops, pagers, etc.), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof, except as otherwise I am entitled to retain under any agreement with the Company). I understand that, even if I did not sign the Release, I am still bound by the Calyxt Employee Agreement or any and all other confidential/proprietary/trade secret information, non-disclosure and inventions assignment agreement(s) signed by me in connection with my employment with the Company (and/or its subsidiary or with any predecessor of the Company or its subsidiary) pursuant to the terms of such agreement(s).

5.

I represent and warrant that I am the sole owner of all claims relating to my employment with the Company  (and/or its subsidiary or with any predecessor of the Company or its subsidiary), and that I have not assigned or transferred any claims relating to my employment to any other person or entity.

6.	I understand and agree that the Release shall not be construed at any time as an admission of liability or wrongdoing by either the Company or myself.
7.

The Company and I will refer prospective employers or others seeking verification of my employment to the Company’s Human Resources department, which will verify my dates of employment and job title only. Additionally, and at my request and direction, my salary can be verified.

8.

I acknowledge that, except as expressly provided in this Release, I will not receive any additional compensation or benefits after the date of my termination of employment with the Company. Thus, for any Company-sponsored employee benefits not referenced in this Release (including, but not limited to, the Company’s 401(k), life insurance, and long-term disability insurance plans), I will be treated as a terminated employee as of the date of my termination of employment.

9.

I agree that, by no later than ten (10) days after the date of my termination of employment, I will submit my final documented expense reimbursement statement reflecting all business expenses I incurred through the date of my termination of employment, if any, for which I seek reimbursement. The Company will reimburse me for these expenses (if any) pursuant to its regular business practice. If the Company determines that personal expenses have been charged with the Company credit card, and those expenses are outstanding, I agree that the Company may deduct any such personal expenses from the Benefits.

10.

I understand that I have twenty-one (21) days from the date I receive this Release to consider whether I wish to sign it.  I acknowledge that if I sign this Release before the end of the 21 day period, it is my voluntary decision to do so, and I waive the remainder of the 21 day period.

I understand that the offer of the Benefits and the Release shall expire thirty-first (31st) calendar day after my employment termination date if I have not accepted it by that time (unless the

Exhibit 10.2

Company notifies me that the offer will expire on a later date pursuant to Section 6.2 of the Plan).

I acknowledge that I have a right to revoke this Release within seven (7) calendar days of signing this Release to reinstate federal claims under the Age Discrimination in Employment Act. I also acknowledge that I have the right to rescind my waiver of claims under the Minnesota Human Rights Act within fifteen (15) calendar days of signing this Release. In order to be effective, the revocation or rescission must be in writing and delivered to Calyxt, Inc., Attn: [name], [title], [address] by hand or by certified mail return receipt requested within the required period.

This Release will become effective upon the expiration of the 15 calendar day period (the “Effective Date”) without revocation or rescission of this Release.  I understand that if I exercise my right to revoke or rescind as provided above, this Release will be canceled and I will not receive the Benefits.  I understand that the Benefits will become available to me only after the Effective Date in accordance with the terms of the Plan.

11.

In executing the Release, I acknowledge that I have not relied upon any statement made by the Company, or any of its representatives or employees, with regard to the Release unless the representation is specifically included herein. Furthermore, the Release contains our entire understanding regarding eligibility for Benefits and supersedes any or all prior representation and agreement regarding the subject matter of the Release. However, the Release does not modify, amend or supersede written Company agreements that are consistent with enforceable provisions of this Release such as the Calyxt Employee Agreement and any written stock incentive award agreements between the Company and me. Once effective and enforceable, this agreement can be changed only by another written agreement signed by me and an authorized representative of the Company.

12.

Should any provision of the Release be determined by an arbitrator, court of competent jurisdiction, or government agency to be wholly or partially invalid or unenforceable, the legality, validity and enforceability of the remaining parts, terms, or provisions are intended to remain in full force and effect. Specifically, should a court, arbitrator, or agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release and the waiver of unknown claims above shall otherwise remain effective to release any and all other claims. I acknowledge that I have obtained sufficient information to intelligently exercise my own judgment regarding the terms of the Release before executing the Release.

13.	The “Benefits” provided and to be provided to me by the Company consist of the benefits and payments in accordance with the Calyxt, Inc. 2021 Executive Severance Plan.

Exhibit 10.2

Employee’s Acceptance of Release

Before signing my name to this Release, I state the following: I have read this Release, I understand it and I know that I am giving up important rights. I have obtained sufficient information to intelligently exercise my own judgment. I have been advised that I should consult with an attorney before signing it, and I have signed the release knowingly and voluntarily.

Executed this                      day of                     ,             .

_____________________________________
Your Signature

_____________________________________
Your Name (Please Print)

Accepted and Agreed:

Calyxt, Inc.

By: _____________________________________
Its: _____________________________________
Date: _____________________________________

B-4